Exhibit 3.1

Articles of Incorporation

of

SouthState BANK Corporation

FIRST:	The name of the corporation is SouthState Bank Corporation (the “Corporation”).
SECOND:	The address of the principal office and mailing address of the Corporation is 1101 First Street South, Winter Haven, Florida 33880.
THIRD:

The street address of the Corporation’s initial registered office is 1101 First Street South, Winter Haven, Florida 33880, and the name of its initial registered agent at such office is Beth S. DeSimone.

FOURTH:	The name of the Incorporator is Beth S. DeSimone and the address of the Incorporator is 1101 First Street South, Winter Haven, Florida 33880.
FIFTH:	The duration of the Corporation is perpetual.
SIXTH:

The specific purpose or purposes for which the Corporation is organized, stated in general terms are, to: (a) exercise all powers of a bank holding company that has elected to be, and is registered with the Board of Governors of the Federal Reserve System as, a financial holding company under the Bank Holding Company Act of 1956, as amended; (b) engage in any and all banking and non-banking activities and non-banking financial services allowed for such a financial holding company under state and federal law; and (3) engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as amended (the “Act”).

SEVENTH:

The aggregate number of shares which the Corporation is authorized to issue is (i) One Hundred Sixty Million (160,000,000) shares of one class of common stock, par value of Two Dollars Fifty Cents ($2.50) per share (referred to in these Articles of Incorporation as "common stock"), and (ii) Ten Million (10,000,000) shares of preferred stock, par value of One Cent ($.01) per share (referred to in these Articles of Incorporation as "preferred stock"). The Board of Directors shall have the authority to specify the preferences, limitations and relative rights of any class or series of preferred stock. Holders of preferred stock are referred to herein as “preferred stockholders.” Preferred stock may have voting rights, but preferred stock will not be deemed to be “voting stock” for purposes of these Articles of Incorporation, or to be “outstanding stock” for purposes of

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Article Fifteenth of these Articles of Incorporation. Except for the references to shares in clause (ii) of this Article Seventh, references to "shares" in these Articles of Incorporation refer only to shares of common stock, and references in these Articles of Incorporation to "shareholders" or "stockholders" refer only to holders of common stock (except when used in the term "preferred stockholders"). The rights and privileges of holders of common stock are subject to any classes or series of preferred stock that the Corporation may issue.

EIGHTH:

The capital stock of the Corporation may be issued for valid corporate purposes upon authorization by the Board of Directors of the Corporation without prior stockholder approval. Such authorization by the Board of Directors may be made by a majority of the other vote of the Board as may be provided in the Bylaws of the Corporation. The provisions of this Article Eighth may only be amended or repealed by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation

NINETH:

The Corporation shall have the right to purchase its own shares to the extent of unreserved and unrestricted earned surplus available therefore and to the extent of unreserved and unrestricted capital surplus available therefore.

TENTH:

The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required in the event that the Board of Directors of the Corporation does not recommend to the stockholders of the Corporation a vote in favor of (1) a merger, exchange or consolidation of the Corporation with, or (2) a sale, exchange or lease of all or substantially all of the assets of the Corporation to, any person or entity. For purposes of this provision, “substantially all of the assets” shall mean assets having a fair market value or book value, whichever is greater, of twenty five percent (25%) or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article Tenth.

ELEVENTH:

Shareholders can remove Directors with or without cause only by the affirmative vote of the holders of eighty (80%) of the Corporation's shares. The term “cause” shall mean fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to the Corporation and shall be established after written notice of specific charges and the opportunity to meet and refute such charges.

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TWELFTH:

The Board of Directors of the Corporation shall consist of a maximum of twenty (20) persons. Directors may increase membership on the Board of Directors up to this maximum but may not do so once the maximum membership is reached. The Board of Directors shall be elected at each annual meeting of shareholders to serve a one-year term. Each Director shall hold office until the expiration of the term for which such Director is elected, except as otherwise stated in the Bylaws, and thereafter until such Director’s successor has been elected and qualified. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting stock of the Corporation is required to amend or repeat the provisions of this Article Twelfth.

THIRTEENTH:	Shareholders and holders of preferred stock shall not have cumulative voting rights.
FOURTEENTH:	Neither the holders of the shares nor the preferred stock shall have preemptive rights
FIFTEENTH:

A majority of the Board of Directors shall have the power to alter, amend, or repeal the Bylaws of the Corporation. Shareholders may alter, amend, or repeal the Bylaws only by the affirmative vote of the holders of eighty percent (80%) of the outstanding stock of the Corporation.

SIXTEENTH:

A special meeting of shareholders, called by the Secretary of the Corporation upon the valid demand of shareholders in accordance with the Bylaws, the Board of Directors or any members thereof, or any officer of the Corporation, to consider a vote in favor of a merger or consolidation of the Corporation with, or a sale, exchange or lease of substantially all of the assets of the Corporation to, any person or entity, as defined under Article Tenth of these Articles of Incorporation, which is not recommended by the Board of Directors of the Corporation, shall require attendance in person or by proxy of eighty percent (80%) of the shareholders of the Corporation in order for a quorum for the conduct of business to exist. Such a meeting may not be adjourned absent notice if a quorum is not present. Such eighty percent (80%) quorum requirement will apply at any annual meeting called to consider such a non-Board recommended transaction.

SEVENTEENTH:

No Director of the Corporation shall be personally liable to the Corporation or its shareholders or preferred stockholders for monetary damages for breach of his fiduciary duty as a Director occurring after the effective date hereof; provided, however, the foregoing shall not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders or preferred stockholders; (ii) for acts or omissions not

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in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed for unlawful distributions as set forth in Section 607.0834 of the Act, or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall eliminate or limit the liability of a Director only to the maximum extent permitted from time to time by the Act or any successor law or laws. Any repeal or modification of the foregoing protection by the shareholders (and, if applicable, preferred stockholders) of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

EIGHTEENTH:

When evaluating any proposed plan of merger, consolidation, exchange, or sale of all, or substantially all, of the assets of the Corporation, the Board of Directors shall consider the interests of the employees of the Corporation and the community or communities in which the Corporation and its subsidiaries, if any, do business in addition to the interest of the Corporation's shareholders and preferred stockholders.

NINETEENTH:

Any person who at any time serves or has served as a director or officer of the Corporation, or who, while serving as a director or officer of the Corporation, serves or has served, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan (whether or not such person continues to serve in such capacity at the time of any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), shall have the right to be indemnified by the Corporation (including, for all purposes of this Article Nineteeth, any successor of the Corporation by merger or otherwise) to the fullest extent permitted by law against (a) reasonable expenses, including attorneys’ fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of the Corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he may have become liable in any such action, suit or proceeding.

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IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the Florida Business Corporation Act of the State of Florida has signed these Articles of Incorporation this 21st day of July, 2025.

SOUTHSTATE BANK CORPORATION

By:	/s/Beth DeSimone
Name:	Beth DeSimone
Title:	Chief Risk Officer & General Counsel

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CERTIFICATE OF ACCEPTANCE BY

REGISTERED AGENT

Pursuant to the provisions of Section 607.0501 of the Florida Business Corporation Act, the undersigned submits the following statement in accepting the designation as registered agent and registered office of SouthState Bank Corporation, a Florida corporation (the “Corporation”), in the Corporation’s articles of incorporation:

Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation’s articles of incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 21 day of July, 2025.

/s/	Beth DeSimone
Name:	Beth DeSimone

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